Exhibit 10.62

AMENDMENT NO. 1

to the

INTERCONNECTION AGREEMENT

between

VERIZON NEW JERSEY INC.
f/k/a BELL ATLANTIC – NEW JERSEY, INC.

and

RNK, INC. D/B/A RNK TELECOM

          This Amendment No. 1 (the “Amendment”) is made by and between Verizon New Jersey Inc., f/k/a Bell Atlantic – New Jersey, Inc. (“Verizon”), a New Jersey corporation with offices at 540 Broad Street, Newark, NJ 07102, and RNK, Inc. d/b/a RNK Telecom, a corporation with offices at 333 Elm Street, Suite 310, Dedham, MA 02026 (“RNK”), and, except as otherwise expressly provided herein with respect to particular provisions hereof, shall be deemed effective on March 27, 2006 (the “Amendment Effective Date”). Verizon and RNK are hereinafter referred to collectively as the “Parties” and individually as a “Party”. This Amendment covers services in Verizon’s service territory in the State of New Jersey (the “State”).

WITNESSETH:

          WHEREAS, pursuant to an adoption letter dated April 29, 2005 (the “Adoption Letter”), RNK adopted in the State of New Jersey, the interconnection agreement between Sprint Communications Company L.P. and Verizon (such Adoption Letter and underlying adopted interconnection agreement referred to herein collectively as the “Agreement”); and

          WHEREAS, the Federal Communications Commission (the “FCC”) released an order on August 21, 2003 in CC Docket Nos. 01-338, 96-98, and 98-147 (the “Triennial Review Order” or “TRO”), which became effective as of October 2, 2003; and

          WHEREAS, on March 2, 2004, the U.S. Court of Appeals for the District of Columbia Circuit (the “D.C. Circuit”) issued a decision affirming in part and vacating in part the TRO (the “D.C. Circuit Decision”), which became effective as of June 15, 2004; and

          WHEREAS, on August 20, 2004, the FCC released an Order in WC Docket No. 04-313 and CC Docket No. 01-338 (the “Interim Rules Order”), which became effective as of September 13, 2004; and

          WHEREAS, on February 4, 2005, the FCC released an Order on Remand in WC Docket No. 04-313 and CC Docket No. 01-338 (the “TRRO”) setting forth additional rules, which became effective March 11, 2005; and

          WHEREAS, on December 1, 2005 the Arbitrator assigned by the New Jersey Board of Public Utilities (the “Board”) to combined dockets numbered TO05050418, TO05070606, TO05060551 and TO05060552 (the “Arbitrator”) issued his Recommended Decision regarding provisions to be contained in amendments to certain interconnection agreements with respect to the TRO and the TRRO;

          WHEREAS, on January 3, 2006, the Arbitrator issued his Decision on Exceptions;

          WHEREAS, on February 3, 2006, the Arbitrator issued an order with an attached amendment reflecting his rulings, and required parties to submit a fully executed amendment to the Board on February 10, 2006 for Board approval; and

          WHEREAS, the Board, by order dated March 27, 2006 in the above-referenced combined dockets (the “Board Order”), accepted the foregoing amendment with certain modifications described in the Board Order, and required the parties to re-execute and re-file the amendment as modified; and

          WHEREAS, the Adoption Letter provides that the Parties shall execute an amendment to Agreement to memorialize that the Agreement is amended by the terms of the arbitrated amendment resulting from the foregoing arbitration proceeding;

          WHEREAS, in light of the foregoing developments, the Parties, pursuant to Sections 252(a) and (b) of the Communications Act of 1934, as amended, (the “Act”), wish to amend the Agreement in order to comply with the applicable rulings set forth in the Arbitration Order and to give contractual effect to the provisions set forth herein;

          NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein, the Parties agree to amend the Agreement as follows:

1.

Amendment to Agreement. The Agreement is amended to include the following provisions and certain language which are contained in the Pricing Attachment to the TRO Amendment attached hereto, all of which shall apply to and be a part of the Agreement notwithstanding any other provision of the Agreement or a Verizon tariff or a Verizon Statement of Generally Available Terms and Conditions (“SGAT”).

2.	General Conditions.

2.1

Except as permitted by the Amended Agreement or the Federal Unbundling Rules, as that term is defined in this Amendment, Verizon shall not impose limitations, restrictions, or requirements on requests for, or the use of, unbundled network elements for the service RNK seeks to offer.

2.2

Notwithstanding any other provision of the Agreement, this Amendment, or any Verizon tariff or SGAT: (a) Verizon shall be obligated to provide access to unbundled Network Elements (“UNEs”), combinations of unbundled Network Elements (“Combinations”), or UNEs commingled with wholesale services (“Commingling”) to RNK under the terms of this Amendment in accordance with, but only to the extent required by, the Federal Unbundling Rules and (b) Verizon may decline to provide access to UNEs, Combinations, or Commingling to RNK under the terms of this Amendment to the extent that provision of access to such UNEs, Combinations, or Commingling is not required by the Federal Unbundling Rules.

2.3

Restrictions on RNK’s Use of UNEs. To the extent Verizon is required to provide a UNE, Combination, or Commingling under this Amendment, RNK may use such UNE, Combination, or Commingling only for those purposes for which Verizon is required by the Federal Unbundling Rules to provide such UNE, Combination, or Commingling to RNK. By way of example and without limiting the foregoing, RNK may not access a UNE for the exclusive provision of Mobile Wireless Services or Interexchange Services.

2.4

Discontinued Facilities. Notwithstanding any other provision of the Agreement, this Amendment, or any Verizon tariff or SGAT, but subject to the transition requirements associated with the TRRO as set forth in Sections 3.4, 3.5, 3.6 and 3.7 and 3.9 below, Verizon, to the extent it has not already done so pursuant to a pre-existing or independent right it may have under the Agreement, or otherwise, may, without further notice, guidelines, or conditions, cease offering or providing access on an unbundled basis at rates prescribed under Section 251 of the Act to any facility that is a Discontinued Facility, whether as a stand-alone UNE, as part of a Combination, or otherwise.

2.4.1

Where Verizon is permitted to cease providing a Discontinued Facility pursuant to Section 2.4 above and RNK has not submitted an LSR or ASR, as appropriate, to Verizon requesting disconnection of the Discontinued Facility and has not separately secured from Verizon an alternative arrangement to replace the Discontinued Facility, then Verizon, to the extent it has not already done so prior to execution of this Amendment, and in its sole discretion, may elect to: (a) convert the subject Discontinued Facility to an arrangement available under a Verizon access tariff (in which case month-to-month rates shall apply), a resale arrangement, or other analogous arrangement that Verizon shall identify or has identified in writing to RNK; or (b) in lieu of such a conversion, reprice the subject Discontinued Facility by application of a new rate (or, in Verizon’s sole discretion, by application of a surcharge) to be equivalent to an arrangement available under a Verizon access tariff (at month-to-month rates), a resale arrangement, or other analogous arrangement that Verizon shall identify or has identified in writing to RNK; provided, however, that Verizon may disconnect the subject Discontinued Facility (or the replacement service to which the Discontinued Facility has been converted) if RNK fails to pay when due any applicable new rate or surcharge billed by Verizon.

2.4.2

With respect to facilities that are Discontinued Facilities by operation of the TRO, the rates, terms, and conditions of any arrangements described in Section 2.4.1 above shall apply and be binding upon RNK as of the Amendment Effective Date, except to the extent that an earlier effective date applies under any provision of the Amended Agreement (including, but not limited to, Section 2.5 below and Section 3 below), a Verizon tariff, or a separate commercial agreement between the Parties.

2.5

Pre-Existing Discontinuance Rights. Verizon’s rights as to discontinuance of Discontinued Facilities pursuant to this Amendment are in addition to, and not in limitation of, any rights Verizon may have under the Agreement as to discontinuance of Discontinued Facilities, and nothing contained herein shall be construed to prohibit, limit, or delay Verizon’s past or future exercise of any pre-existing right it may have under the Agreement to cease providing unbundled access to elements and facilities that are or become Discontinued Facilities

2.5.1

Without limiting Section 2.5 above, this Amendment itself is not intended to implement future changes in law regarding unbundling obligations (whether new affirmative unbundling obligations or cessation of existing unbundling obligations); provided, however, that, for the avoidance of any doubt, this Section 2.5.1 shall not be construed to limit Verizon’s rights with respect to: (a) discontinuance of UNEs at wire centers (or on routes) that in the future become non-impaired based on the FCC’s criteria referenced in Sections 3.4 and 3.5 below; (b) discontinuance of any loops or transport that in the future exceed the caps set forth in Sections 3.4 and 3.5 below; (c) Verizon’s rejection of a RNK order for a TRRO Certification Element without first seeking dispute resolution, under Section 3.6.2.4 below; (d) repricing or disconnection of Discontinued Facilities at the end of the TRRO transition periods as provided for in Section 3.9 below; (e) discontinuance of High Capacity EELs that are determined in the future to be non-compliant under Section 3.11.2.2 or 3.11.2.8 below, (f) future implementation of any rates or charges pursuant to the terms set forth in the Pricing Attachment to this Amendment.

2.6

Limitation With Respect to Replacement Arrangements. Notwithstanding any other provision of the Amended Agreement, any negotiations regarding any replacement arrangement or other facility or service that Verizon is not required to provide under the Federal Unbundling Rules shall be deemed not to have been conducted pursuant to the Amended Agreement, 47 U.S.C. § 252(a)(1), or 47 C.F.R. Part 51, and shall not be subject to arbitration pursuant to 47 U.S.C. § 252(b). Any reference in the Amended Agreement to Verizon’s provision of a facility, service, or arrangement that Verizon is not required to provide under the Federal Unbundling Rules is solely for the convenience of the Parties and shall not be construed to require or permit arbitration pursuant to 47 U.S.C. § 252(b). Except to the extent preempted by the Federal Unbundling Rules, nothing in this Amendment shall be deemed either to enlarge or to diminish any rights or obligations that either Party may have under § 271 of the Act, outside of the Amended Agreement pursuant to a separate agreement, tariff or otherwise.

3.	Verizon’s Provision of Certain Network Elements and Related Services.

	3.1	FTTH and FTTC Loops.

		3.1.1	Notwithstanding any other provision of the Amended Agreement:

3.1.1.1

Verizon shall not be required to provide unbundled access to any features, functions, or capabilities of a FTTH Loop or FTTC Loop used to transmit packetized information, and this Section 3.1.1.1 shall apply regardless of the customer or class of customer to be served.

3.1.1.2

Verizon shall not be required to build any time division multiplexing (TDM) capability into new packet-based networks (including, but not limited to, FTTH Loops and FTTC Loops) or into existing packet-based networks ((including, but not limited to, FTTH Loops and FTTC Loops) that do not already have TDM capability.

3.1.1.3

The use or existence of a format translation to make packet-based signals compatible with time division multiplexing (TDM) customer premises equipment shall not be construed to require Verizon to provide unbundled access to such format translation or the packet-based network (including, but not limited to, FTTH Loops and FTTC Loops) over which the format translation occurs.

3.1.1.4

In no event shall Verizon’s unbundling obligations as to FTTH Loops or FTTC Loops exceed Verizon’s unbundling obligations as to such loops under the Federal Unbundling Rules. This Section 3.1.1.4 shall not be construed to diminish the limitations on Verizon’s obligations under Sections 3.1.1.1-3.1.1.3 above or otherwise.

3.1.2

New Builds. Notwithstanding any other provision of the Amended Agreement, but subject to and without limiting Section 3.1.1 above, Verizon is not required to provide access to a FTTH or FTTC Loop on an unbundled basis when Verizon deploys such a Loop to the customer premises of a Mass Market end user that has not been served by any loop facility.

		3.1.3	Overbuilds. Notwithstanding any other provision of the Amended Agreement (but subject to and without limiting Section 2 and 3.1.1 above):

3.1.3.1

Verizon is not required to provide access to an FTTH or FTTC Loop on an unbundled basis to a Mass Market Customer’s premises when Verizon has deployed such a loop parallel to, or in replacement of, an existing copper loop facility, except that, in accordance with, but only to the extent required by, the Federal Unbundling Rules: (a) Verizon must maintain the existing copper loop connected to the particular customer premises after deploying the FTTH or FTTC Loop and provide nondiscriminatory access to that copper loop on an unbundled basis unless Verizon retires the copper loop pursuant to paragraph 47 C.F.R. § 51.319(a)(3)(iv); (b) if Verizon maintains the existing copper loops pursuant to 47 C.F.R. § 51.319(a)(3)(iii)(A), it need not incur any expenses to ensure that the existing copper loop remains capable of transmitting signals prior to receiving a request for access pursuant to that paragraph, in which case Verizon shall restore the copper loop to serviceable condition upon request; and (c) if Verizon retires the copper loop pursuant to 47 C.F.R. § 51.319(a)(3)(iv), it shall provide nondiscriminatory access to a 64 kilobits per second TDM transmission path (or an equivalent transmission path using other technologies) capable of voice grade service over the FTTH or FTTC Loop (a “Voice Grade Transmission Path”) on an unbundled basis. The rates for a Voice Grade Transmission Path under (c) above shall be the same rates applicable under the Amended Agreement to a DS0 loop to the same customer premises were such a loop available, unless and until such time as different rates for a Voice Grade Transmission Path are established pursuant to the terms set forth in the Pricing Attachment to this Amendment, in which case such different rates shall apply.

3.1.3.1.1

In retiring a copper Loop or subloop, Verizon shall comply with any effective and lawful requirements that apply to that copper loop or subloop under 47 C.F.R. § 51.319(a)(3)(iv); provided, however, that any such requirements shall not apply to retirement of copper feeder subloop. Verizon will comply with any effective and lawful requirements that apply to copper Loop or subloop under this reference or other relevant requirements, including notice provisions

3.1.3.2

This section 3.1.3 does not limit any obligation Verizon may have under the Amended Agreement and the Federal Unbundling Rules to provide RNK with unbundled access to the existing time division multiplexing features, functions, and capabilities of a DS1 Loop or DS3 Loop.

3.2	Hybrid Loops.

3.2.1

Packet Switched Features, Functions, and Capabilities. Notwithstanding any other provision of the Amended Agreement, Verizon shall not be required to provide access to the packet switched features, functions, or capabilities of its Hybrid Loops on an unbundled basis. Packet switching capability is the routing or forwarding of packets, frames, cells, or other data units based on address or other routing information contained in the packets, frames, cells or other data units, and the functions that are performed by the digital subscriber line access multiplexers, including but not limited to the ability to terminate an end-user customer’s copper loop (which includes both a low-band voice channel and a high-band data channel, or solely a data channel); the ability to forward the voice channels, if present, to a circuit switch or multiple circuit switches; the ability to extract data units from the data channels on the loops; and the ability to combine data units from multiple loops onto one or more trunks connecting to a packet switch or packet switches. Verizon shall not be required to build any time division multiplexing (TDM) capability into new packet-based networks or into existing packet-based networks that do not already have TDM capability.

3.2.2

Broadband Services. Notwithstanding any other provision of the Amended Agreement (but subject to and without limiting Section 2 above), when RNK seeks access to a Hybrid Loop for the provision of “broadband services,” as such term is defined by the FCC, then in accordance with, but only to the extent required by, the Federal Unbundling Rules, Verizon shall provide RNK with nondiscriminatory access under the Amended Agreement to the existing time division multiplexing features, functions, and capabilities of that Hybrid Loop, including DS1 or DS3 capacity (where impairment has been found to exist, which, for the avoidance of any doubt, does not include instances in which Verizon is not required to provide a DS1 Loop under Section 3.4.1 below or is not required to provide a DS3 Loop under Section 3.4.2 below) on an unbundled basis to establish a complete transmission path between the Verizon central office serving an end user and the end user’s customer premises. This access shall include access to all features, functions, and capabilities of the Hybrid Loop that are not used to transmit packetized information.

3.2.3

Narrowband Services. Notwithstanding any other provision of the Amended Agreement (but subject to and without limiting Section 2 above), when RNK seeks access to a Hybrid Loop for the provision of “narrowband services,” as such term is defined by the FCC, then in accordance with, but only to the extent required by, the Federal Unbundling Rules, Verizon may, in its sole discretion, either: (a) provide nondiscriminatory access, on an unbundled basis, through a hybrid loop capable of voice-grade service (i.e., equivalent to DS0 capacity), using existing time division multiplexing technology; or (b) provide nondiscriminatory access to a spare home-run copper loop serving that customer on an unbundled basis.

3.2.4

IDLC Hybrid Loops. Notwithstanding any other provision of the Amended Agreement (but subject to and without limiting Section 2 above), if RNK requests, in order to provide narrowband services, unbundling of a 2 wire or 4 wire Loop currently provisioned via Integrated Digital Loop Carrier (over a Hybrid Loop), Verizon shall, in accordance with, but only to the extent required by, the Federal Unbundling Rules, provide RNK unbundled access to a Loop capable of voice-grade service to the end user customer served by the Hybrid Loop.

	3.2.4.1	Verizon will endeavor to provide RNK with an existing copper Loop or a Loop served by existing Universal Digital Loop Carrier (“UDLC”). Standard recurring and non-recurring Loop charges will apply.

3.2.4.2

If neither a copper Loop nor a Loop served by UDLC is available, then Verizon shall offer to provision a Loop by constructing the necessary copper Loop or UDLC facilities or such other technically feasible option, such as any technically feasible option identified in note 855 of the TRO, that Verizon in its sole discretion may determine to offer. Verizon shall provide the requesting CLEC with the choice of the most cost effective option that is most technically feasible. If Verizon offers to provision a Loop by constructing the necessary copper Loop or UDLC facilities, then Verizon shall, upon request of RNK, construct the necessary copper Loop or UDLC facilities. In addition to the rates and charges payable in connection with any unbundled Loop so provisioned by

Verizon, RNK shall be responsible for the following charges: (a) an engineering query charge for preparation of a price quote; (b) upon RNK’s submission of a firm construction order, an engineering work order nonrecurring charge; and (c) construction charges, as set forth in the price quote. If the order is cancelled by RNK after construction work has started, RNK shall be responsible for cancellation charges and a pro-rated charge for construction work performed prior to the cancellation.

3.2.5

Network Interface Device. If RNK requests access to a Loop that Verizon is required to provide under the Amended Agreement, Network Interface Device (“NID”) functionality shall be provided with such Loop in accordance with applicable terms and conditions as set forth in the Agreement and no additional NID charges shall be included.

3.3	Sub-Loop

3.3.1

Distribution Sub-Loop Facility. Notwithstanding any other provision of the Amended Agreement (but subject to the conditions set forth in Section 2), in accordance with, but only to the extent required by, the Federal Unbundling Rules, upon site-specific request, RNK may obtain access to the Distribution Sub-Loop Facility at a technically feasible access point located near a Verizon remote terminal equipment enclosure at the rates and charges provided for Unbundled Sub-Loop Arrangements (or the Distribution Sub-Loop) in the Amended Agreement. It is not technically feasible to access the sub-loop distribution facility if a technician must access the facility by removing a splice case to reach the wiring within the cable.

3.3.1.1

Notwithstanding the provisions regarding access as set forth in this Section 3.3, RNK shall not be allowed to attach to any Verizon equipment or do its own installation work without the presence of a Verizon technician.

3.3.2

Sub-Loop for Access to Multiunit Premises. Notwithstanding any other provision of the Amended Agreement (but subject to the conditions set forth in Section 2) upon request by RNK, Verizon shall provide to RNK access to the Sub-Loop for Multiunit Premises in accordance with the Federal Unbundling Rules.

3.3.2.1

Inside Wire Subloop. If and at such at time as RNK should request unbundled access to Inside Wire Subloop that Verizon is determined to own or control, the Parties shall negotiate the rates, terms, and conditions for such access in accordance with the Bona Fide Request (“BFR”) provisions of the Agreement and the Federal Unbundling Rules.

3.3.2.2

Single Point of Interconnection. In accordance with, but only to the extent required by, the Federal Unbundling Rules, upon request by RNK and provided that the conditions set forth in Subsections 3.3.2.2.1 and 3.3.2.2.2 are satisfied, the Parties shall negotiate in good faith an amendment to the Amended Agreement memorializing the general terms, conditions and rates under which Verizon will provide a single point of interconnection at a multiunit premises suitable for use by multiple carriers, together with schedules that will contain the specific terms and rates for the specified Single Point of Interconnection:

			3.3.2.2.1	Verizon has distribution facilities to the multiunit premises, and either owns and controls, or leases and controls, the Inside Wire Subloop at the multiunit premises; and

			3.3.2.2.2	RNK certifies that it will place an order for access to an unbundled Sub-Loop network element under the Federal Unbundling Rules via the newly provided Single Point of Interconnection.

3.3.2.2.3

If the Parties are unable to agree on the rates, terms and conditions under which Verizon will provide a SPOI, then either Party may, in accordance with Section 252 of the Act, petition the Department to intercede and promote a resolution. For the avoidance of any doubt, once the Parties have executed an amendment setting forth the rates, terms, and conditions under which Verizon will provide a Single Point of Interconnection, disputes regarding implementation of the such rates, terms, and conditions of such Amendment or regarding the specific terms, conditions or rates for a particular Single Point of Interconnection shall be resolved pursuant to the applicable dispute resolution provisions of the Agreement.

3.3.2.2.4

Verizon’s obligations with respect to a SPOI under this section 3.3.2.2 are in addition to Verizon’s obligations to provide nondiscriminatory access to a subloop for access to multiunit premises wiring, including any inside wire under Section 3.3.2.1 above, at any technically feasible point, as set forth in the Amended Agreement.

3.4	High Capacity Loops.

3.4.1

DS1 Loops. To the extent the Agreement otherwise requires Verizon to provide RNK with unbundled access to DS1 Loops (this section not being intended to create any such obligation in the first instance) the following provisions shall apply notwithstanding any such requirement:

		3.4.1.1	Effective as of March 11, 2005, and subject to the transition requirements set forth in Sections 3.4.1.2 and 3.6.3 below:

3.4.1.1.1

Verizon shall provide RNK with nondiscriminatory access to a DS1 Loop on an unbundled basis to any building not served by a Wire Center with at least 60,000 Business Lines and at least four Fiber-Based Collocators. Once a Wire Center exceeds or has exceeded both of these thresholds, no future DS1 Loop unbundling will be required in that Wire Center.

			3.4.1.1.2	RNK may obtain a maximum of ten unbundled DS1 Loops to any single building in which DS1 Loops are available as unbundled loops.

		3.4.1.2	Transition Period For DS-1 Loops.

3.4.1.2.1

For a 12-month period beginning on March 11, 2005, any DS1 Loop UNEs that RNK leased from Verizon as of that date, but which Verizon is not obligated to unbundle pursuant to Section 3.4.1.1 above, shall be available for lease from Verizon at a rate equal to the higher of (a) 115% of the rate RNK paid for the loop element on June 15, 2004, or (b) 115% of the rate the Board has established or establishes, if any, between June 16, 2004, and March 11, 2005, for that loop element. Where Verizon is not required to provide unbundled DS1 Loops pursuant to Section 3.4.1.1, RNK may not obtain new DS1 Loops as unbundled network elements.

3.4.2

DS3 Loops. To the extent the Agreement otherwise requires Verizon to provide RNK with unbundled access to DS3 Loops (this section not being intended to create any such requirement in the first instance) the following provisions shall apply notwithstanding any such requirement:

	3.4.2.1	Effective as of March 11, 2005, and subject to the transition requirements set forth in Sections 3.4.2.2 and 3.6.3 below:

3.4.2.1.1

Verizon shall provide RNK with nondiscriminatory access to a DS3 Loop on an unbundled basis to any building not served by a Wire Center with at least 38,000 Business Lines and at least four Fiber-Based Collocators. Once a Wire Center exceeds or has exceeded both of these thresholds, no future DS3 Loop unbundling will be required in that Wire Center.

		3.4.2.1.2	RNK may obtain a maximum of a single unbundled DS3 Loop to any single building in which DS3 Loops are available as unbundled loops.

3.4.2.2

Transition Period For DS-3 Loops. For a 12-month period beginning on March 11, 2005, any DS3 Loop UNEs that RNK leased from Verizon as of that date, but which Verizon is not obligated to unbundle pursuant to Section 3.4.2.1 above, shall be available for lease from Verizon at a rate equal to the higher of (a) 115% of the rate RNK paid for the loop element on June 15, 2004, or (b) 115% of the rate the Board has established or establishes, if any, between June 16, 2004, and March 11, 2005, for that loop element. Where Verizon is not required to provide unbundled DS3 Loops pursuant to Section 3.4.2.1, RNK may not obtain new DS3 Loops as unbundled network elements.

3.4.3	Dark Fiber Loops.

3.4.3.1

Effective as of March 11, 2005, and subject to the transition requirements set forth in Section 3.4.3.2 below, Verizon is not required to provide RNK with access to a Dark Fiber Loop on an unbundled basis.

3.4.3.2

Transition Period For Dark Fiber Loops. For an 18-month period beginning on March 11, 2005, any Dark Fiber Loop UNEs that RNK leased from Verizon as of that date, but which Verizon is not obligated to unbundle pursuant to Section 3.4.3.1 above, shall be available for lease from Verizon at a rate equal to the higher of (a) 115% of the rate

RNK paid for the loop element on June 15, 2004, or (b) 115% of the rate the Board has established or establishes, if any, between June 16, 2004, and March 11, 2005, for that loop element. RNK may not obtain new Dark Fiber Loops as unbundled network elements.

3.5	High Capacity Transport.

3.5.1

DS1 Dedicated Transport. To the extent the Agreement otherwise requires Verizon to provide RNK with unbundled access to DS1 Dedicated Transport (this section not being intended to create any such requirement in the first instance) the following provisions shall apply notwithstanding any such requirement:

		3.5.1.1	Effective as of March 11, 2005, and subject to the transition requirements set forth in Sections 3.5.1.2 and 3.6.3 below:

3.5.1.1.1

Verizon shall unbundle DS1 Dedicated Transport between any pair of Verizon Wire Centers except where, through application of tier classifications described in Section 3.5.5 below, both Wire Centers defining the Route are Tier 1 Wire Centers. As such, Verizon must unbundle DS1 Dedicated Transport if a Wire Center at either end of a requested Route is not a Tier 1 Wire Center, or if neither is a Tier 1 Wire Center.

3.5.1.1.2

Subject to Section 3.5.1.1.1 above, RNK may obtain a maximum of ten unbundled DS1 Dedicated Transport circuits on each Route where DS3 Dedicated Transport is not required to be made available on an unbundled basis under Section 3.5.2.1 below.

3.5.1.2

Transition Period For DS-1 Dedicated Transport. For a 12-month period beginning on March 11, 2005, any DS1 Dedicated Transport UNE that RNK leased from Verizon as of that date, but which Verizon is not obligated to unbundle pursuant to Section 3.5.1.1 above, shall be available for lease from Verizon at a rate equal to the higher of (a) 115% of the rate RNK paid for the dedicated transport element on June 15, 2004, or (b) 115% of the rate the Board has established or establishes, if any, between June 16, 2004, and March 11, 2005, for that dedicated transport element. Where Verizon is not required to provide unbundled DS1 Dedicated Transport pursuant to Section 3.5.1.1 above, RNK may not obtain new DS1 Dedicated Transport as unbundled network elements.

3.5.2

DS3 Dedicated Transport. To the extent the Agreement otherwise requires Verizon to provide RNK with unbundled access to DS3 Dedicated Transport (this section not being intended to create any such requirement in the first instance) the following provisions shall apply notwithstanding any such requirement:

	3.5.2.1	Effective as of March 11, 2005, and subject to the transition requirements set forth in Sections 3.5.2.2 and 3.6.3 below:

		3.5.2.1.1	Verizon shall unbundle DS3 Dedicated Transport between any pair of Verizon Wire Centers except where, through application of tier classifications described in Section 3.5.5 below, both Wire Centers defining the Route are either Tier 1 or Tier 2 Wire Centers. As such, Verizon must unbundle DS3 Dedicated Transport if a Wire Center on either end of a requested Route is a Tier 3 Wire Center.

		3.5.2.1.2	RNK may obtain a maximum of twelve unbundled DS3 Dedicated Transport circuits on each Route where DS3 Dedicated Transport is available on an unbundled basis.

3.5.2.2

Transition Period For Dedicated Transport. For a 12-month period beginning on March 11, 2005, any DS3 Dedicated Transport UNE that RNK leased from Verizon as of that date, but which Verizon is not obligated to unbundle pursuant to Section 3.5.2.1 above, shall be available for lease from Verizon at a rate equal to the higher of (a) 115% of the rate RNK paid for the dedicated transport element on June 15, 2004, or (b) 115% of the rate the Board has established or establishes, if any, between June 16, 2004, and March 11, 2005, for that dedicated transport element. Where Verizon is not required to provide unbundled DS3 Dedicated Transport pursuant to Section 3.5.2.1 above, RNK may not obtain new DS3 Dedicated Transport as unbundled network elements.

3.5.3

Dark Fiber Transport. To the extent the Agreement otherwise requires Verizon to provide RNK with unbundled access to Dark Fiber Transport (this section not being intended to create any such requirement in the first instance) the following provisions shall apply notwithstanding any such requirement:

3.5.3.1

Effective as of March 11, 2005, and subject to the transition requirements set forth in section 3.5.3.2 below, Verizon shall unbundle Dark Fiber Dedicated Transport between any pair of Verizon Wire Centers except where, through application of tier classifications described in Section 3.5.5 below, both Wire Centers defining the Route are either Tier 1 or Tier 2 Wire Centers. As such, Verizon must unbundle Dark Fiber Transport if a Wire Center on either end of a requested Route is a Tier 3 Wire Center.

3.5.3.2

Transition Period For Dark Fiber Transport. For an 18-month period beginning on March 11, 2005, any Dark Fiber Transport UNE that RNK leased from Verizon as of that date, but which Verizon is not obligated to unbundle pursuant to Section 3.5.3.1 above, shall be available for lease from Verizon at a rate equal to the higher of (a) 115% of the rate RNK paid for the Dark Fiber Transport element on June 15, 2004, or (b) 115% of the rate the Board has established or establishes, if any, between June 16, 2004, and March 11, 2005, for that Dark Fiber Transport element. Where Verizon is not required to provide unbundled Dark Fiber Transport pursuant to Section 3.5.3.1 above, RNK may not obtain new Dark Fiber Transport as unbundled network elements.

3.5.4

Notwithstanding any other provision of the Amended Agreement, Verizon is not obligated to provide RNK with unbundled access to Entrance Facilities, and such Entrance Facilities are not subject to the transition provisions (including, but not limited to, transition rates) set forth in this Section 3. The discontinuation of unbundled Entrance Facilities as set forth in this Amendment does not alter RNK’s right to obtain interconnection facilities that Verizon is required to provide for interconnection pursuant to section 251(c)(2) of the Act at rates that that are just, reasonable and non-discriminatory as Section 251(c)(2) requires.

	3.5.5	Wire Center Tier Structure. For purposes of this Section 3.5, Verizon’s Wire Centers shall be classified into three tiers, defined as follows:

3.5.5.1

Tier 1 Wire centers are those Verizon Wire Centers that contain at least four Fiber-Based Collocators, at least 38,000 Business Lines, or both. Tier 1 Wire Centers also are those Verizon tandem switching locations that have no line-side switching facilities, but nevertheless serve as a point of traffic aggregation accessible by competitive LECs. Once a Wire Center is or has been determined to be a Tier 1 Wire Center, that Wire Center is not subject to later reclassification as a Tier 2 or Tier 3 Wire Center.

3.5.5.2

Tier 2 Wire Centers are those Verizon Wire Centers that are not Tier 1 Wire Centers, but contain at least 3 Fiber-Based Collocators, at least 24,000 Business Lines, or both. Once a Wire Center is or has been determined to be a Tier 2 Wire Center, that Wire Center is not subject to later reclassification as a Tier 3 Wire Center.

		3.5.5.3	Tier 3 Wire Centers are those Verizon Wire Centers that do not meet the criteria for Tier 1 or Tier 2 Wire Centers.

3.6	Certification and Dispute Process for High Capacity Loops and Transport

	3.6.1	CLEC Certification and Related Provisions.

3.6.1.1

Before requesting unbundled access to a DS1 Loop, a DS3 Loop, DS1 Dedicated Transport, DS3 Dedicated Transport, or Dark Fiber Transport, including, but not limited to, any of the foregoing elements that constitute part of a Combination or that RNK seeks to convert from another wholesale service to an unbundled network element (collectively, “TRRO Certification Elements”), RNK must undertake a reasonably diligent inquiry and, based on that inquiry, certify that, to the best of its knowledge, RNK’s request is consistent with the requirements of the TRRO and the Federal Unbundling Rules and that RNK is entitled to unbundled access to the subject element pursuant to the Federal Unbundling Rules. RNK’s reasonably diligent inquiry must include, at a minimum, consideration of any list of non-impaired Wire Centers that Verizon makes or has made available to RNK by notice and/or by publication on Verizon’s wholesale website (the “Wire Center List”) and any back-up data that Verizon provides or has provided to RNK under a non-disclosure agreement or that is otherwise available to RNK.

3.6.1.2

The back-up data that Verizon provides to RNK under a non-disclosure agreement pursuant to Section 3.6.1.1 above shall include data regarding the number of Business Lines and fiber-based collocators at non-impaired Wire Centers; provided, however, that Verizon may mask the identity of fiber-based collocators in order to prevent disclosure to RNK of other carriers’ confidential or proprietary network information. Verizon will provide RNK with a translation code in order for RNK to identify its fiber-based collocation locations.

3.6.1.3

Since Verizon has now modified its electronic ordering system to include a method for RNK to provide the certification required by this section, RNK shall use such method, as updated from time to time, to provide such certification.

3.6.2	Provision-then-Dispute Requirements.

3.6.2.1

Upon receiving a request from RNK for unbundled access to a TRRO Certification Element and the certification required by Section 3.6.1 above, and except as provided in Section 3.6.2.3 below, Verizon shall immediately process the request in accordance with any applicable standard intervals and, for the avoidance of any doubt, shall not delay processing the request on the grounds that the request is for a TRRO Certification Element. If Verizon wishes to challenge RNK’s right to obtain unbundled access to the subject element pursuant to the Federal Unbundling Rules, Verizon must provision the subject element as a UNE and then seek resolution of the dispute by the Board or the FCC, or through any dispute resolution process set forth in the Agreement that Verizon elects to invoke in the alternative.

3.6.2.2

If Verizon intends to retroactively reprice a facility or service back to the date of provisioning pursuant to section 3.6.2.3 below, then Verizon, within thirty (30) days of the date on which it receives RNK’s certification under Section 3.6.1 above, must notify RNK that Verizon disputes the subject order; provided, however, that if Verizon fails to notify RNK within such thirty (30) day period, in no event shall Verizon’s right to reprice retroactively be limited to a date later than the date on which Verizon notifies RNK that Verizon disputes the subject order.

3.6.2.3

If a dispute pursuant to section 3.6.2.1 above is resolved in Verizon’s favor, then RNK shall compensate Verizon for the additional charges that would apply if RNK had ordered the subject facility or service on a month-to-month term under Verizon’s interstate special access tariff (except as provided in section 3.6.2.3.1 below as to dark fiber) and any other applicable charges, applicable back to the date of provisioning (including, but not limited to, late payment charges for the unpaid difference between UNE and access tariff rates). The month-to-month rates shall apply until such time as RNK requests disconnection of the subject facility or an alternative term that Verizon offers under its interstate special access tariff for the subject facility or service.

3.6.2.3.1

In the case of Dark Fiber Transport (there being no analogous service under Verizon’s access tariffs), the monthly recurring charges that Verizon may charge, and that RNK shall be obligated to pay, for each circuit shall be the charges for the commercial service that Verizon, in its sole discretion, determines to be analogous to the subject dark fiber facility and, unless otherwise agreed in writing by the Parties, Verizon may disconnect the subject dark fiber facility thirty (30) days after the date on which the dispute is resolved in Verizon’s favor. In any case where RNK, within thirty (30) days of the date on which the dispute is resolved in Verizon’s favor, submits a valid ASR for a “lit” service to replace the subject Dark Fiber Transport facility, Verizon shall continue to provide the Dark Fiber Transport facility at the rates provided for above, but only for the duration of the standard interval for installation of the “lit” service.

3.6.2.4

Notwithstanding any other provision of the Amended Agreement, Verizon may reject a RNK order for a TRRO Certification Element without first seeking dispute resolution: (a) in any case where RNK’s order conflicts with a non-impaired Wire Center designation that the Board or the FCC has ordered or approved or that has otherwise been confirmed through previous dispute resolution, or (b) to the extent the Board or the FCC otherwise permits Verizon to reject orders for TRRO Certification Elements without first seeking dispute resolution.

3.6.3	Elements Ineligible for Unbundling Based Upon Future Changes in Wire Center Designations

3.6.3.1

If Verizon has need to revise or revises its Wire Center List to add any new Wire Centers not listed as of the Amendment Effective Date or to upgrade (“upgrade” meaning movement to a higher level of non-impairment (e.g., from Tier 2 to Tier 1)) the non-impairment status of any Wire Centers listed as of the Amendment Effective Date, then RNK shall be entitled to an overall migration process of 270 days from the date that it receives notice of present or future ineligibility by virtue of an anticipated or present upgrade or change in a wire center status. For example, if Verizon were to give 6 months notice of future ineligibility RNK would have 3 months within which to transition to other service.

3.6.3.1.1

Such notice will advise RNK of alternative service and pricing available to RNK at the end of the notice and transition period. At the end of this notice and transition process, but no earlier than two hundred seventy (270) days after delivery of Verizon’s Wire Center Notice and unless the parties agree in writing otherwise, Verizon may assess RNK any previously quoted rate or other appropriate alternative wholesale service rate on facilities used by RNK which are no longer subject to unbundling obligations.

3.6.3.2

The Parties agree to work cooperatively to accomplish appropriate transition procedures necessary to ensure the seamless transition for both parties to continue providing service to subscribers without delay, interruption or interference.

3.6.3.3

Following the consultation described in the preceding paragraphs the Parties will complete any and all necessary transition activities within the timeframes described in sections 3.6.3.1 thru 3.6.3.3. Upon mutual agreement, the notice and planning events described in these paragraphs 3.6.3.1 thru 3.6.3.4 may be revised or altered as both parties see fit, but in no event shall the notice and transition period for any discontinued facility be less than two hundred and seventy (270) days.

3.6.3.4

Nothing contained is this Section 3.6.3 shall in any way limit any right RNK may have to challenge Verizon’s revision of its Wire Center Lists, including any change in a Wire Center’s designation as Tier 1, Tier 2 or Tier 3.

3.7	Mass Market Unbundled Local Switching and Related Elements.

3.7.1

Effective as of March 11, 2005, and subject to the transition requirements set forth in Section 3.7.2 below, Verizon is not required to provide RNK with access to Mass Market Switching (which, for purposes of this Amendment, means local circuit switching that, if provided to RNK, would be used for the purpose of serving end-user customers using DS-0 capacity loops and does not include Four Line Carve Out Switching) on an unbundled basis.

3.7.2

Transition Requirements. For a 12-month period beginning on March 11, 2005, Verizon shall provide access to Mass Market Switching on an unbundled basis for RNK to serve its embedded end user customer base. The price for Mass Market Switching in combination with unbundled DS0 capacity loops and Shared Transport obtained pursuant to this section shall be priced at transitional rates which shall be the higher of (a) the rate at which RNK obtained that combination of network elements on June 15, 2004 plus one dollar, or (b) the rate the Board establishes or has established, if any, between June 16, 2004, and the effective date of the TRRO, for that combination of network elements, plus one dollar. RNK may not obtain new Mass Market Switching as an unbundled network element on or after March 11, 2005.

3.7.2.1

For purposes of Section 3.7.2 above, serving the RNK’s embedded end user customer base means serving RNK’s end user customers using a Mass Market Switching arrangement that was in service for that end user customer as of March 11, 2005, and does not include adding new Mass Market Switching arrangements, adding new lines to existing arrangements or serving the embedded end user customer at a location different from the location at which that customer was served using the subject Mass Market Switching arrangement as of March 11, 2005; provided, however, that RNK may obtain such additional lines, or moves as resale under Section 251(c)(4) of the Act (in accordance with the resale provisions of the Agreement) or pursuant to a separate commercial agreement.

3.7.3

As set forth in 47 C.F.R. § 51.319(d)(4), Verizon shall provide RNK with non-discriminatory access to signaling, call-related databases and shared transport facilities on an unbundled basis in accordance with Section 251(c)(3) and 47 C.F.R Part 51, to the extent that Mass Market Switching is required to be made available pursuant to this Section 3.7, but only in connection with Verizon’s provision of such Mass Market Switching.

3.8

Payment of Transition Charges. To the extent RNK, by operation of the existing terms of the Agreement and the TRRO, was not already required to pay the transitional rate increases described in Section 3 of this Amendment, and without limiting any such existing terms, the following provisions shall apply:

3.8.1

Prospective Transition Charges. RNK shall, in accordance with the billing provisions of the Agreement, pay any transition charges described in section 3 of this Amendment that Verizon bills (or has billed) in invoices dated on or after the first to occur of (a) the Amendment Effective Date and (b) the date that is 30 days after the date of the Board’s order approving this Amendment (the “Transition Charge Billing Date”). If RNK fails to pay such invoices within the period of time required to avoid late payment charges or penalties under the billing provisions of the Agreement, any such late payment charges and penalties shall apply.

3.8.2	Retrospective Transition Charges.

3.8.2.1

Previously-Invoiced Charges. RNK, within thirty (30) days of the Transition Charge Billing Date, shall pay any transitional charges described in section 3 of this Amendment that Verizon already billed to RNK in invoices dated prior to the Transition Charge Billing Date and that RNK has not already paid. Verizon may not charge late payment charges or penalties under billing provisions of the Agreement if RNK pays (or has paid) within thirty (30) days after the Transition Charge Billing Date any such invoices dated prior to the Transition Charge Billing Date.

3.8.2.2

Charges Not Previously Invoiced. Without limiting RNK’s obligation to pay Verizon’s invoices described in the foregoing provisions of this section 3.8, Verizon may, but shall not be required to, use a true up to recover from RNK any transitional rate increases described in section 3 of this Amendment that RNK has incurred but for which Verizon has not already billed to RNK. Verizon may not charge late payments or penalties if RNK pays Verizon’s true up bill within the period of time required to avoid late payments or penalties under the billing provisions of the Agreement.

3.8.2.3

Any bills issued by Verizon that include either a transition rate charge or a true up charge, shall identify the time period for which such transition rate or true up applies; the applicable transition rate or true up, and sufficient details that enable RNK to identify the facilities to which the transition rate or true up amounts apply. Nothing herein shall require Verizon to change its customary billing formats.

3.9	Discontinuance of TRRO Embedded Base at the Close of Transition Period.

3.9.1

RNK may, at any time during the TRRO transition periods set forth in this Section 3, place orders to convert or migrate to alternative arrangements (e.g., a separate agreement at market-based rates, arrangement under a Verizon access tariff, or resale) RNK’s embedded base, if any, of Discontinued Facilities that are subject to those transition periods. Upon RNK’s request, Verizon shall defer the effectiveness of any such orders to a later date, but no later than March 10, 2006 (or, in the case of dark fiber, September 10, 2006).

3.9.1.1

Repricing Pending Actual Conversion or Migration. The TRRO transition periods may result in many requests for Verizon to process a significant number of conversions and/or migrations within a short time period. If RNK places an order pursuant to Section 3.9.1 and Verizon does not complete the conversion or migration requested by RNK as of the date requested by RNK (such requested date being no later than the date required under Section 3.9.1), then Verizon, in its sole discretion, may reprice the subject Discontinued Facility effective as of that date by application of the rate(s) that apply to the available replacement service requested by RNK until such time as Verizon completes the actual conversion or migration to that available replacement service. Because the repricing described in this Section 3.9.1.1 may inherently involve, on a temporary basis, the application of rates to a facility or service provisioned through a format for which Verizon’s systems are not designed to apply such rates, Verizon, should it decide apply a rate other than one for the service RNK is actually receiving, shall effectuate such repricing by application of a surcharge such that the billed rate is equal to the rate for the subject replacement service.

3.9.2

Failure of RNK to Request Disconnection or Replacement Service by the Required Date. If RNK has not requested disconnection of the subject Discontinued Facility and has not submitted an order for a replacement service in accordance with Section 3.9.1 above by the date required in that section, then Verizon may, in its sole discretion, either: (a) disconnect the subject Discontinued Facility on or at any time after March 11, 2006 (or, in the case of dark fiber, on or at any time after September 11, 2006), provided that Verizon has notified RNK in writing at least thirty (30) days in advance of the disconnection date, or (b), convert or migrate the subject Discontinued Facility to an analogous access (month-to-month term), resale, or commercial arrangement that Verizon shall identify in writing to RNK at least thirty days in advance, and the rates, terms, and conditions of such arrangement shall apply and be binding upon RNK as of March 11, 2006 (or, in the case of dark fiber, September 11, 2006).

3.9.2.1

Repricing Pending Actual Conversion or Migration. If Verizon is unable to complete the conversion or migration described in Section 3.9.2 by the applicable date set forth therein, then Verizon may, but shall not be required to, reprice the subject Discontinued Facility, effective as of March 11, 2006 (or in the case of dark fiber, September 11, 2006), by application of the rate(s) that apply to the analogous access, resale, or commercial arrangement until such time as Verizon completes the actual conversion or migration described in Section 3.9.2. Because such repricing may inherently involve, on a temporary basis, the application of rates to a facility or service provisioned through a format for which Verizon’s systems are not designed to apply such rates, Verizon, should it decide apply a rate other than one for the service RNK is actually receiving, shall effectuate such repricing by application of a surcharge such that the billed rate is equal to the rate for the applicable access, resale, or other analogous arrangement that Verizon identifies under section 3.9.2 above.

3.9.3

Except as provided for in a Verizon tariff (including, but not limited to, charges associated with RNK’s early termination of a special access discount plan), approved by the Board (if not also provided for in a Verizon tariff), or as otherwise agreed by the Parties (including, but not limited to, in the Agreement), Verizon shall not charge RNK any fees for the conversion (i.e., records-only changes to convert circuits that are already in service, which do not require Verizon to perform any physical installation, disconnection, or similar activities) or disconnection of a Discontinued Facility.

3.10

Line Sharing. Notwithstanding any other provision of the Amended Agreement (but subject to the conditions set forth in Section 2 above), Verizon shall provide access to Line Sharing in accordance with 47 C.F.R. § 51.319(a)(1)(i). For the avoidance of any doubt, the FCC’s transition rules set forth in 47 C.F.R. § 51.319(a)(1)(i) became effective independently of this Amendment prior to the Amendment Effective Date, and this Section 3.10 is only intended to memorialize such rules for the convenience of the Parties.

3.10A

Subject to the conditions set forth in Section 2 above, Verizon, in accordance with, but only to the extent required by, the Federal Unbundling Rules and the Arbitration Order, shall provide, on a nondiscriminatory basis, existing, in-place physical loop test access points to RNK at the splitter, through a cross-connection to RNK’s collocation space, or through a standardized interface, such as intermediate distribution frame or a test access server, for the purpose of testing, maintaining, and repairing copper loops and copper subloops. Verizon’s standard provisioning processes shall apply. Verizon may charge Board approved rates for any services performed by it.

3.11	Commingling, Combinations and Conversions.

3.11.1

Notwithstanding any other provision of the Amended Agreement or any Verizon tariff or SGAT (but subject to and without limiting the conditions set forth in Section 2 above and in Section 3.11.2 below):

3.11.1.1

Verizon shall permit RNK to commingle unbundled Network Elements or combinations of unbundled Network Elements obtained under the Amended Agreement pursuant to the Federal Unbundling Rules (“Qualifying UNEs”) with any non-Section 251(c)(3) wholesale services and facilities obtained from Verizon, including, but not limited to, any services offered for resale under the applicable terms of the Agreement pursuant to Section 251(c)(4) (“Qualifying Wholesale Services”), but only to the extent and so long as commingling and provision of such Network Element (or combination of Network Elements) is required by the Federal Unbundling Rules. Moreover, to the extent and so long as required by the Federal Unbundling Rules, Verizon shall, upon request of RNK, perform the functions necessary to commingle or combine Qualifying UNEs with wholesale services obtained from Verizon. The rates, terms and conditions of the applicable access tariff, separate non-251agreement, or Section 251(c)(4) resale provisions of the Agreement will apply to the Qualifying Wholesale Services, and the rates, terms and conditions of the Amended Agreement or the Verizon UNE tariff, as applicable, will apply to the Qualifying UNEs.

		3.11.1.2	“Ratcheting,” as that term is defined by the FCC, shall not be required.

3.11.2

Service Eligibility Criteria for Certain Combinations and Commingled Facilities and Services. Notwithstanding any other provision of the Agreement, this Amendment (but subject to the conditions set forth in Sections 2 and 3.11.1 above, or any Verizon tariff or SGAT:

		3.11.2.1	Verizon shall not be obligated to provide:

			3.11.2.1.1	an unbundled DS1 Loop in combination with unbundled DS1 or DS3 Dedicated Transport, or commingled with DS1 or DS3 access services;

			3.11.2.1.2	an unbundled DS3 Loop in combination with unbundled DS3 Dedicated Transport, or commingled with DS3 access services;

			3.11.2.1.3	unbundled DS1 Dedicated Transport commingled with DS1 channel termination access service;

			3.11.2.1.4	unbundled DS3 Dedicated Transport commingled with DS1 channel termination access service; or

	3.11.2.1.5	unbundled DS3 Dedicated Transport commingled with DS3 channel termination service,

(individually and collectively “High Capacity EELs”) except to the extent Verizon is required by 47 C.F.R. § 51.318 to do so, and not unless and until RNK certifies in writing (i.e., ASR or LSR) to Verizon that each combined or commingled DS1 circuit or DS1 equivalent circuit of a High Capacity EEL satisfies each of the service eligibility criteria on a circuit-by-circuit basis as set forth in 47 C.F.R. § 51.318. RNK must remain in compliance with said service eligibility criteria for so long as RNK continues to receive the aforementioned combined or commingled facilities and/or services from Verizon. The service eligibility criteria shall be applied to each combined or commingled DS1 circuit or DS1 equivalent circuit of a High Capacity EEL. If any combined or commingled DS1 circuit or DS1 equivalent circuit of a High Capacity EEL is, becomes, or is subsequently determined to be, noncompliant, the noncompliant High Capacity EEL circuit will be treated as described in Section 3.11.2.2 below. The foregoing shall apply whether the High Capacity EEL circuits in question are being provisioned to establish a new circuit or to convert an existing wholesale service, or any part thereof, to unbundled network elements. For existing High Capacity EEL circuits, RNK must re-certify in writing (i.e., letter or, as applicable, ASR or LSR) its compliance with the service eligibility requirements for each DS1 circuit or DS1 equivalent within 60 days of the Amendment Effective Date. Any existing High Capacity EEL circuit(s) that RNK leased from Verizon as of the Amendment Effective Date that RNK fails to recertify as required by this section on or before the date that is sixty (60) days after the Amendment Effective Date shall be treated as a noncompliant circuit(s) under Section 3.11.2.2 effective as of the Amendment Effective Date.

3.11.2.2

Without limiting any other right Verizon may have to cease providing circuits that are or become Discontinued Facilities, if a High Capacity EEL circuit is or becomes noncompliant as described in this Section 3.11, and RNK has not submitted an LSR or ASR or other documentation, e.g. if managed as a project, as appropriate, to Verizon requesting disconnection of the noncompliant facility and has not separately secured from Verizon an alternative arrangement to replace the noncompliant High Capacity EEL circuit, then Verizon, to the extent it has not already done so prior to execution of this Amendment, shall reprice the subject High Capacity EEL circuit (or portion thereof that had been previously billed at UNE rates), effective beginning on the date on which the circuit became non-compliant, by application of a new rate (or, in Verizon’s sole discretion, by application of a surcharge to an existing rate) to be equivalent to an analogous access service or other analogous arrangement that Verizon shall identify in a written notice to RNK. The new rate shall be no greater than the lowest rate RNK could have otherwise obtained for an analogous access service or other analogous arrangement.

3.11.2.3

When submitting an ASR or LSR for a circuit for which certification under Section 3.11.2.1 above is required, RNK should follow Verizon’s ordering guidelines and provide all specified supporting information on the ASR related to the circuit’s eligibility, but at a minimum, RNK must include the certification in the remarks section of the ASR or LSR as follows: “Certification: The circuit(s) requested in this [ASR/LSR] meet the eligibility criteria set forth in 47 C.F.R. § 51.318(b)(2).” The foregoing certification must be contained in the Remarks section of the ASR or LSR unless and until such time as provisions are made to populate other fields on the ASR or LSR to capture this certification. Verizon may reject any ASR or LSR for a circuit for which certification is required under this section if the ASR or LSR does not contain the required certification.

3.11.2.4	Intentionally Left Blank

3.11.2.5

All requests for conversions will be handled in accordance with Verizon’s conversion guidelines, and in a manner that is not inconsistent with the Arbitration Orders. Each request will be handled as a project and will be excluded from all ordering and provisioning metrics, until such time as a legally effective order of the Board requires new standard provisioning intervals and/or performance measures and remedies for Verizon’s provisioning of conversions, at which time such new intervals, performance measures, and/or remedies shall apply to the extent and for so long as they remain effective. Until such time as the Board orders or permits a different interval (at which time such different interval shall apply), new rates for converted circuits shall be effective no later than thirty (30) business days after RNK submits its order (i.e. a valid ASR or, as applicable, LSR) that includes the certification set forth in Section 3.11.2.3 above; provided, however, that if RNK, during any period of thirty (30) business days, submits requests for conversion of more than 100 circuits, then the Parties shall negotiate an interval that is longer than thirty (30) business days for the number of such circuits that exceed 100.

3.11.2.6	Intentionally Left Blank.

3.11.2.7	All ASR-driven conversion requests will result in a change in circuit identification (circuit ID) from access to UNE or UNE to access.

3.11.2.8

Once per calendar year, at intervals not less than a year, Verizon may obtain and pay for an independent auditor to audit RNK’s compliance in all material respects with the service eligibility criteria applicable to High Capacity EELs. Any such audit shall be performed in accordance with the standards established by the American Institute for Certified Public Accountants, and may include, at Verizon’s discretion, the examination of a sample selected in accordance with the independent auditor’s judgment. Where non-compliance is found, RNK must convert all non-compliant circuits to the appropriate service, true up any difference in payments, and make the correct payments on a going-forward basis. To the extent the independent auditor’s report concludes that RNK failed to comply in all material respects with the service eligibility criteria, then (without limiting Verizon’s rights under Section 3.11.2.2 above) RNK must reimburse Verizon for the cost of the independent auditor within thirty (30) days after receiving a statement of such costs from Verizon. Should the independent auditor confirm that RNK complied in all material respects with the service eligibility criteria, then RNK shall provide to the independent auditor for its verification a statement of RNK’s reasonable and verifiable costs of complying with any requests of the independent auditor, and Verizon shall, within sixty (60) days of the date on which RNK submits such costs to the auditor, reimburse RNK for its reasonable and verifiable costs verified by the auditor. RNK shall maintain records adequate to support its compliance with the service eligibility criteria for each DS1 or DS1 equivalent circuit for at least eighteen (18) months after the service arrangement in question is terminated.

3.11.2.9

For purposes of the EEL eligibility criteria and certification required in Sections 3.11.2.1 and 3.11.2.3 above, a collocation arrangement shall be considered as having been “established pursuant to Section 251(c)(6)” under 47 C.F.R. § 51.318(b)(iv) and (c) if the collocation arrangement was established pursuant to the Parties’ Agreement or Verizon’s federal or state collocation tariffs.

3.12	Routine Network Modifications.

	3.12.1	General Conditions. In accordance with 47 C.F.R. §§ 51.319(a)(8) and (e)(5) and subject to the conditions set forth in Section 2 above:

3.12.1.1

Verizon shall make such routine network modifications as are necessary to permit access by RNK to the Loop, Dedicated Transport, or Dark Fiber Transport facilities available under the Amended Agreement (including DS1 Loops and DS1 Dedicated Transport, and DS3 Loops and DS3 Dedicated Transport), where the facility has already been constructed. Routine network modifications applicable to Loops or Transport may include, but are not limited to: rearranging or splicing of in-place cable at existing splice points; adding an equipment case; adding a doubler or repeater; installing a repeater shelf; deploying a new multiplexer or reconfiguring an existing multiplexer; accessing manholes; and deploying bucket trucks to reach aerial cable. Routine network modifications applicable to Dark Fiber Transport may include, but are not limited to, splicing of in-place dark fiber at existing splice points; accessing manholes; deploying bucket trucks to reach aerial cable; and routine activities, if any, needed to enable RNK to light a Dark Fiber Transport facility that it has obtained from Verizon under the Amended Agreement. Routine network modifications do not include the construction of a new Loop or new Transport facilities, trenching, the pulling of cable, the installation of new aerial, buried, or underground cable for a requesting telecommunications carrier, or the placement of new cable. Verizon shall not be required to perform any routine network modifications to any facility that is or becomes a Discontinued Facility.

	3.12.2	Intentionally Left Blank.

3.12.3

Nothing contained in this Section 3.12 shall be deemed to require Verizon to provide on an unbundled basis any facility that the Amended Agreement does not otherwise require Verizon to provide on an unbundled basis.

4	Miscellaneous Provisions.

4.1

Conflict between this Amendment and the Agreement. This Amendment shall be deemed to revise the terms and provisions of the Agreement to the extent necessary to give effect to the terms and provisions of this Amendment. In the event of a conflict between the terms and provisions of this Amendment and the terms and provisions of the Agreement this Amendment shall govern, provided, however, that the fact that a term or provision appears in this Amendment but not in the Agreement, or in the Agreement but not in this Amendment, shall not be interpreted as, or deemed grounds for finding, a conflict for purposes of this Section 4.1.

4.2

Counterparts. This Amendment may be executed in one or more counterparts, each of which when so executed and delivered shall be an original and all of which together shall constitute one and the same instrument.

4.3

Captions. The Parties acknowledge that the captions in this Amendment have been inserted solely for convenience of reference and in no way define or limit the scope or substance of any term or provision of this Amendment.

4.4

Scope of Amendment. This Amendment shall amend, modify and revise the Agreement only to the extent set forth expressly herein. As used herein, the Agreement, as revised and supplemented by this Amendment, shall be referred to as the “Amended Agreement”. Nothing in this Amendment shall be deemed to amend or extend the term of the Agreement, or to affect the right of a Party to exercise any right of termination it may have under the Agreement.

4.5

Reservation of Rights. Notwithstanding any contrary provision in the Amended Agreement, or any Verizon tariff, nothing contained in the Amended Agreement, or any Verizon tariff shall limit either Party’s right to appeal, seek reconsideration of or otherwise seek to have stayed, modified, reversed or invalidated any order, rule, regulation, decision, ordinance or statute issued by the Board, the FCC, any court or any other governmental authority related to, concerning or that may affect either Party’s rights or obligations under the Amended Agreement, any Verizon tariff, or otherwise.

	4.6	Joint Work Product. This Amendment is a joint work product, and any ambiguities in this Amendment shall not be construed by operation of law against either Party.

	4.7	Definitions. Notwithstanding any other provision in the Agreement or any Verizon tariff, the following terms, as used in the Amended Agreement, shall have the meanings set forth below:

4.7.1

Business Line. As set forth in 47 C.F.R. § 51.5, a “Business Line” is a Verizon-owned switched access line used to serve a business customer, whether by Verizon itself or by a competitive LEC that leases the line from Verizon. The number of business lines in a Wire Center shall equal the sum of all Verizon business switched access lines, plus the sum of all UNE loops connected to that Wire Center, including UNE loops provisioned in combination with other unbundled elements. Among these requirements, business line tallies (1) shall include only those access lines connecting end-user customers with Verizon end-offices for switched services, (2) shall not include non-switched special access lines, (3) shall account for ISDN and other digital access lines by counting each 64 kbps-equivalent as one line. For example, a DS1 line corresponds to 24 64 kbps-equivalents, and therefore to 24 “business lines”.

4.7.2

Call-Related Databases. Databases, other than operations support systems, that are used in signaling networks for billing and collection, or the transmission, routing, or other provision of a telecommunications service. Call-related databases include, but are not limited to, the calling name database, 911 database, E911 database, line information database, toll free calling database, advanced intelligent network databases, and downstream number portability databases.

4.7.3

Commingling. As set forth in 47 C.F.R. § 51.5, Commingling means the connecting, attaching, or otherwise linking of an unbundled network element, or a combination of unbundled network elements, to one or more facilities or services that RNK has obtained at wholesale from Verizon, or the combining of an unbundled network element, or combination of unbundled network elements, with one or more such facilities or services. “Commingle” means the act of commingling.

4.7.4

Dark Fiber Loop. Consists of fiber optic strand(s) in a Verizon fiber optic cable between Verizon’s accessible terminal, such as the fiber distribution frame, or its functional equivalent, located within a Verizon wire center, and Verizon’s accessible terminal located in Verizon’s main termination point at an end user customer premises, such as a fiber patch panel, and that Verizon has not activated through connection to electronics that “light” it and render it capable of carrying telecommunications services.

4.7.5	Dark Fiber Transport. Dark Fiber Transport is deployed, unlit optical fiber within Verizon’s network. Dark Fiber Transport consists of inactivated optical interoffice transmission facilities.

4.7.6

Dedicated Transport. Dedicated Transport includes Verizon transmission facilities, between Verizon Wire Centers or switches (including Verizon switches with line-side functionality that terminate loops and are “reverse collocated” in non-Verizon collocation hotels), or between Verizon Wire Centers or switches and switches owned by requesting telecommunications carriers, including, but not limited to, DS1-, DS3-, and OCn-capacity level services, as well as dark fiber, dedicated to a particular customer or carrier. For the avoidance of any doubt, this Section 4.7.6 is subject to Section 3.5.4 above, and shall not be construed to require Verizon to provide unbundled access to Entrance Facilities.

4.7.7

Discontinued Facility. Any facility that Verizon, at any time, has provided or offered to provide to RNK on an unbundled basis pursuant to the Agreement or a Verizon tariff, but which has ceased to be subject to an unbundling requirement under 47 U.S.C. § 251(c)(3) or 47 C.F.R. Part 51. By way of example and not by way of limitation, Discontinued Facilities as of the Amendment Effective Date include the following, whether as stand-alone facilities or combined or commingled with other facilities: (a) any Entrance Facility, subject to Section 3.5.4 above; (b) local circuit switching that, if provided to RNK would be used for the purpose of serving RNK’s customers using DS1 or above capacity Loops; (c) Mass Market Switching (subject to the transition provisions set forth herein for RNK’s embedded end user customer base, if any, as of March 11, 2005); (d) Four-Line Carve Out Switching; (e) OCn Loops and OCn Dedicated Transport; (f) subject to Sections 3.4.1, 3.4.2, and 3.6 above, DS1 Loops or DS3 Loops out of any Wire Center that meets the FCC’s non-impairment criteria addressed in section 3.4 of this Amendment; (g) Dark Fiber Loops (subject to the transition provisions set forth herein for RNK ‘s embedded base of Dark Fiber Loops, if any, as of March 11, 2005); (h) subject to Sections 3.4.1 and 3.4.2 above, any DS1 Loop or DS3 Loop that exceeds the maximum number of such Loops that Verizon is required to provide to RNK on an unbundled basis under section 3 of this Amendment; (i) subject to Sections 3.5.1, 3.5.2, and 3.6 above, DS1 Dedicated Transport, DS3 Dedicated Transport, or Dark Fiber Transport on any Route that meets the FCC’s non-impairment criteria addressed in section 3.5 of this Amendment); (j) subject to Sections 3.5.1 and 3.5.2 above, any DS1 Dedicated Transport circuit or DS3 Dedicated Transport circuit that exceeds the number of such circuits that Verizon is required to provide to RNK on an unbundled basis under section 3 of this Amendment; (k) the Feeder portion of a Loop (as a sub-loop element; provided, however, that this definition is not intended to affect any right RNK may have to obtain unbundled access to an entire Loop that includes Feeder); (l) Line Sharing, subject to the TRO transition period addressed herein; (m) any Call-Related Database, other than the 911 and E911 databases (subject to the transition requirements set forth herein as to any Call-Related Databases used in connection with Mass Market Switching for RNK ‘s embedded end user customer base for such switching, if any, as of March 11, 2005); (n) Signaling (subject to the transition requirements set forth herein as to any Signaling used in connection with Mass Market Switching for RNK ‘s embedded end user customer base for such switching, if any, as of March 11, 2005); (o) Shared Transport (subject to the transition requirements set forth herein as to any Shared Transport used in connection with Mass Market Switching for RNK ‘s embedded end user customer base for such switching, if any, as of March 11, 2005); (p) FTTH Loops (lit or unlit), subject to Section 3.1.1 through 3.1.3 above; (q) FTTC Loops (lit or unlit), subject to Section 3.1.1 through 3.1.3 above; any features, functions, or capabilities of a FTTH Loop or FTTC Loop used to transmit packetized information; (r) Hybrid Loops, subject to Section 3.2 above.

4.7.8

Distribution Sub-Loop Facility. The copper portion of a Loop in Verizon’s network that is between the minimum point of entry (“MPOE”) at an end user customer premises and Verizon’s feeder/distribution interface.

4.7.9	DS1 Dedicated Transport. Dedicated Transport having a total digital signal speed of 1.544 Mbps.

4.7.10	DS3 Dedicated Transport. Dedicated Transport having a total digital signal speed of 44.736 Mbps.

4.7.11

DS1 Loop. As set forth in 47 C.F.R. § 51.319(a), a DS1 Loop is a digital local loop having a total digital signal speed of 1.544 megabytes per second. DS1 loops include, but are not limited to, two-wire and four-wire copper loops capable of providing high-bit rate digital subscriber line services, including T1 services.

4.7.12	DS3 Loop. As set forth in 47 C.F.R. § 51.319(a), a DS3 loop is a digital local loop having a total digital signal speed of 44.736 megabytes per second.

4.7.13	Intentionally Left Blank.

4.7.14	Entrance Facility. Dedicated Transport (lit or unlit) that does not connect a pair of Verizon Wire Centers.

4.7.15	Feeder. The fiber optic cable (lit or unlit) or metallic portion of a Loop between a serving wire center and a remote terminal or feeder/distribution interface.

4.7.16

Federal Unbundling Rules. Any lawful requirement to provide access to unbundled network elements that is imposed upon Verizon by the FCC pursuant to both 47 U.S.C. § 251(c)(3) and 47 C.F.R. Part 51. Use of 47 U.S.C. § 251(c)(3) and 47 C.F.R. Part 51 is not intended to deprive the Board, Court or other tribunal of the right to use familiar rules of statutory construction in interpreting the effect of the statutes and rules referenced herein.

4.7.17

Fiber-Based Collocator. A fiber-based collocator is any carrier, unaffiliated with Verizon, that maintains a collocation arrangement in a Verizon Wire Center, with active electrical power supply, and operates a fiber-optic cable or comparable transmission facility that (1) terminates at a collocation arrangement within the Wire Center; (2) leaves the Verizon Wire Center premises; and (3) is owned by a party other than Verizon or any Affiliate of Verizon, except as set forth in this section. Dark fiber obtained from Verizon on an indefeasible right of use basis shall be treated as non-Verizon fiber-optic cable. Two or more Affiliated Fiber-Based Collocators in a single Wire Center shall collectively be counted as a single Fiber-Based Collocator. For the purposes of this Section, the term Affiliate is defined by 47 U.S.C. § 153(1) and any relevant interpretation in Title 47 of the Code of Federal Regulations. For the avoidance of any doubt, if an entity was not an Affiliate of Verizon as of the date (on or after March 11, 2005) on which a Wire Center qualified for non-impairment under Section 3.4 or 3.5 of this Amendment, the non-impairment status of such Wire Center shall not be eliminated or downgraded (e.g., from Tier 1 to Tier 2) if the entity later becomes an Affiliate of Verizon; provided, however, that Verizon shall comply prospectively, from and after February 5, 2006, with Unbundled Network Element Condition No. 2 set forth in Appendix G to the FCC’s Memorandum Opinion and Order, WC Docket No. 05-75, FCC 05-184 (rel. Nov. 17, 2005) effective as of February 5, 2006 and for so long as such condition is applicable. For avoidance of doubt, consistent with the Verizon/MCI Merger Conditions imposed by the FCC, MCI is affiliated with Verizon and Verizon shall not count MCI as a Fiber-Based Collocator as of the effective date set forth in the FCC Memorandum Opinion and Order.

4.7.18

Four-Line Carve Out Switching. Local circuit switching that, if provided to RNK, would be used for the purpose of serving a RNK end user customer served by four or more DS0 Loops in Density Zone 1 in the top 50 MSAs.

4.7.19

FTTH Loop. A fiber-to-the-home loop (or “FTTH Loop”) is a local loop consisting entirely of fiber optic cable, whether dark or lit, serving an end user’s customer premises or, in the case of predominantly residential multiple dwelling units (MDUs), a fiber optic cable, whether dark or lit, that extends to the multiunit premises’ minimum point of entry (MPOE).

4.7.20

FTTC Loop. A fiber-to-the-curb loop (or “FTTC Loop”) is a local loop consisting of fiber optic cable connecting to copper distribution plant that is not more than 500 feet from the customer’s premises or, in the case of predominantly residential MDUs, not more than 500 feet from the MDU’s MPOE. The fiber optic cable in a fiber-to-the-curb loop must connect to copper distribution plant at a serving area interface from which every other copper distribution subloop also is not more than 500 feet from the respective customer’s premises.

4.7.21	Hybrid Loop. A local Loop composed of both fiber optic cable, usually in feeder plant, and copper wire or cable, usually in the distribution plant. FTTH Loops and FTTC Loops are not Hybrid Loops.

4.7.22

Inside Wire Subloop (House and Riser Cable). A distribution facility in Verizon’s network, other than in an FTTH or FTTC Loop, between the minimum point of entry (“MPOE”) at a multiunit premises where an end user customer is located and the Demarcation Point for such facility, that is owned and controlled by Verizon.

4.7.23	Interexchange Service. Shall have the meaning as defined by the FCC.

4.7.24	Intentionally Left Blank.

4.7.25

Line Sharing. The process by which RNK provides xDSL service over the same copper Loop that Verizon uses to provide voice service by utilizing the frequency range on the copper loop above the range that carries analog circuit-switched voice transmissions (the High Frequency Portion of the Loop, or “HFPL”). The HFPL includes the features, functions, and capabilities of the copper Loop that are used to establish a complete transmission path between Verizon’s main distribution frame (or its equivalent) in its serving Wire Center and the demarcation point at the end user’s customer premises, and includes the high frequency portion of any inside wire (including any House and Riser Cable) owned or controlled by Verizon.

4.7.26	Intentionally Left Blank.

4.7.27

Mass Market Customer. A Mass Market Customer is an end user customer who is either (a) a residential customer or (b) a business customer whose premises are served by telecommunications facilities with an aggregate transmission capacity (regardless of the technology used) of less than four DS-0s.

4.7.28	Mobile Wireless Service. As set forth in 47 C.F.R. § 51.5, a mobile wireless service is any mobile wireless telecommunications service, including any commercial mobile radio service.

4.7.29

Route. As set forth in 47 C.F.R. § 51.319(e), a “Route” is a transmission path between one of Verizon’s Wire Centers or switches and another of Verizon’s Wire Centers or switches. A route between two points (e.g., Wire Center or switch “A” and Wire Center or switch “Z”) may pass through one or more intermediate Wire Centers or switches (e.g., Wire Center or switch “X”). Transmission paths between identical end points (e.g., Wire Center or switch “A” and Wire Center or switch “Z”) are the same “route,” irrespective of whether they pass through the same intermediate Wire Centers or switches, if any.

4.7.30	Intentionally Left Blank.

4.7.31	Intentionally Left Blank.

4.7.32	Signaling. Signaling includes, but is not limited to, signaling links and signaling transfer points.

4.7.33	Intentionally Left Blank.

4.7.34

Sub-Loop for Multiunit Premises Access. Any portion of a Loop that is technically feasible to access at a terminal in Verizon’s outside plant at or near a multiunit premise. It is not technically feasible to access a portion of a Loop at a terminal in Verizon’s outside plant at or near a multiunit premise if a technician must access the facility by removing a splice case to reach the wiring within the cable.

4.7.35

Wire Center. As set forth in 47 C.F.R. § 51.5, a Wire Center is the location of a Verizon local switching facility containing one or more central offices, as defined in the Appendix to Part 36 of Chapter 47 of the Code of Federal Regulations. The Wire Center boundaries define the area in which all customers served by a given Wire Center are located.

Pricing Attachment to the TRO Amendment

1.	General

	1.1	As used in this Attachment:

		1.1.1	“Services” means and includes any Network Element or other service, facility, equipment or arrangement, provided pursuant to this Amendment; and,

		1.1.2	“Charges” means the rates, fees, charges and prices for a Service.

1.2

Charges for Services shall be those set forth in the Amended Agreement (including any cross references therein to applicable tariffs). Any such Charges shall be automatically superseded by any new Charge(s) when such new Charge(s) are required by any order of the Board or the FCC, approved by the Board or the FCC, or otherwise allowed to go into effect by the Board or the FCC (including, but not limited to, in a tariff that has been filed with the Board or the FCC), provided such new Charge(s) are not subject to a stay issued by any court of competent jurisdiction.

1.3

If Section 1.2 does not provide for a Charge(s) for a Service and the Board or the FCC approves or has approved or otherwise allows or has allowed a Charge(s) to go into effect (including, but not limited to, pursuant to a tariff that has been filed with the Board or the FCC) (an “Established Charge(s)”), then the Established Charge(s) shall be the Charge(s) for Services provided under the Amendment Agreement, provided such Established Charge(s) are not subject to a stay issued by any court of competent jurisdiction. Established Charges shall be effective automatically without further amendment of the Amended Agreement. Established Charges shall not be retroactive absent a Board or FCC decision to the contrary.

1.4

For the avoidance of any doubt, Charges for Services that Verizon is required to provide under this Amendment shall apply as set forth in Sections 1.2 and 1.3 of this Pricing Attachment regardless of whether the text of the Amendment specifically states that a Charge applies for a particular Service.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the Amendment Effective Date.

RNK, INC. D/B/A RNK TELECOM		VERIZON NEW JERSEY INC.

By:	/s/ Richard N. Koch	By:	/s/ Jeffrey A. Masoner

Printed: Richard N. Koch		Printed: Jeffrey A. Masoner

Title: President		Title: Vice President – Interconnection Services